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                                                                       Exhibit 5

                                February 9, 2001

Jo-Ann Stores, Inc.
5555 Darrow Road
Hudson, Ohio 44236

         Re: Jo-Ann Stores, Inc. Registration Statement on Form S-8 - Jo-Ann Stores, Inc. Savings Plan 401(k)

Ladies and Gentlemen:

         Jo-Ann Stores, Inc. ("Jo-Ann Stores") is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement") for the registration, under the Securities Act of 1933, as amended, of 600,000 Class A Common Shares, without par value per share, of Jo-Ann Stores ("Class A Common Shares") to be issued in connection with options to purchase Class A Common Shares pursuant to the Jo-Ann Stores, Inc. Savings Plan 401(k) (the "Plan").

         Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

         In rendering this opinion, we have examined (a) the Amended Articles of Incorporation and Amended Regulations of Jo-Ann Stores, (b) the Plan, and (c) such records and documents as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that:

                  (1) Jo-Ann Stores is a corporation validly organized and existing and in good standing under the laws of the State of Ohio.

                  (2) When issued, the Class A Common Shares which are the subject of the Registration Statement will be legally issued, fully paid, and non-assessable.

         We hereby consent to the use and filing of this opinion in connection with the Registration Statement.

                                Very truly yours,

                                /s/  Thompson Hine & Flory LLP